EXHIBIT 99.1

Financial Release
For Immediate Release

Applied Industrial Technologies Reports Fiscal 2026 Third Quarter Results

•Net Sales of $1.3 Billion Up 7.3% YoY; Up 6.0% on an Organic Basis
•Net Income of $99.8 Million; EPS of $2.65 Up 3.1% YoY
•Operating Income of $137.9 Million; EBITDA of $153.9 Million Up 6.2% YoY
•Operating Cash Flow of $100.1 Million; Free Cash Flow of $95.4 Million
•Adjusting FY26 Guidance; EPS Now $10.64 to 10.75 on Sales of +7.2% to +7.7%
•Announcing New 3.0 Million Share Repurchase Authorization

CLEVELAND, OHIO (April 28, 2026) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2026 third quarter ended March 31, 2026.

Net sales for the quarter of $1.3 billion increased 7.3% over the prior year. The change includes a 0.5% increase from acquisitions and a positive 0.8% impact from foreign currency translation. Excluding these factors, sales increased 6.0% on an organic basis reflecting a 4.2% increase in the Service Center segment and a 9.3% increase in the Engineered Solutions segment. The Company reported net income of $99.8 million, or $2.65 per share, and EBITDA of $153.9 million. Results include $1.7 million ($0.05 per share) of non-routine discrete tax expense related to prior-year tax provision adjustments. In addition, on a pre-tax basis, results include $5.6 million ($0.11 after tax per share) of LIFO expense compared to $2.2 million ($0.04 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We delivered a solid third quarter underscored by strengthening organic sales growth across both segments. Growth was led by our Engineered Solutions segment where ongoing positive order trends, improving demand across legacy and emerging industry verticals, and our deep application and engineering expertise is accelerating sales momentum. This is an encouraging sign that highlights our differentiated position, as well as distinct growth tailwinds emerging across the segment. In addition, Service Center segment demand is building nicely. Benefits from our sales initiatives and One Applied value proposition are reading through as we support our customers’ heightened technical MRO requirements within an increasingly positive U.S. industrial backdrop. Combined with steady underlying gross margin performance, we reported record quarterly EBITDA at the high end of our expectations. Overall, these are strong results that further demonstrate our favorable industry position and the Applied team’s consistent execution.”

Mr. Schrimsher added, “I am encouraged by our performance year to date and the company-specific opportunities that continue to develop. Organic sales month to date in April are trending up by a high single-digit percent year over year, while orders and business funnel activity remain favorable. We are mindful of recent geopolitical developments and ongoing trade policy uncertainty, which we have incorporated into our fourth quarter outlook. That said, the demand backdrop across our North American centric operations is showing favorable signs with U.S. industrial macro indicators now in more positive territory, break-fix activity firming, and customers’ capital spending gradually improving. Combined with our balance sheet capacity, we are in a solid position moving forward.”

Updated Fiscal 2026 Guidance
Guidance for our fiscal 2026 year ending June 30, 2026 is updated as follows:
•EPS: $10.64 to $10.75 (prior $10.45 to $10.75)
•Total sales growth: 7.2% to 7.7% (prior 5.5% to 7.0%)
•Organic sales growth: 3.8% to 4.2% (prior 2.5% to 4.0%)
•EBITDA margin: 12.3% to 12.4% (prior 12.2% to 12.4%)

Updated guidance assumes the following for our fiscal fourth quarter ending June 30, 2026:
•EPS: $2.85 to $2.96
•Total sales growth: 4.5% to 6.0%
•Organic sales growth: 4.0% to 5.5% year over year
•EBITDA margin: 12.6% to 12.8%

Guidance incorporates macro uncertainty tied to recent geopolitical events and ongoing trade policy dynamics, as well as broader inflationary headwinds and growth investments. Guidance does not assume contribution from future acquisitions or share buybacks.

Share Repurchase Authorization
Today, the Company announced that its Board of Directors authorized a new share buyback program to repurchase up to 3.0 million shares of the Company’s common stock. The updated plan replaces the prior share repurchase plan. Shares may be purchased in open market and negotiated transactions.

Dividend
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.51 per common share, payable on May 29, 2026, to shareholders of record on May 15, 2026.

Conference Call Information
The Company will host a conference call at 10 a.m. ET today to discuss the quarter’s results and outlook. A live audio webcast and supplemental presentation can be accessed on our Investor Relations site at https://ir.applied.com. To join by telephone, dial 833-461-5787 (toll free) or 585-542-9983 using conference ID 381460398. Replays of the call will be available via webcast, as well as by telephone for one week by dialing 833-461-5787 (toll free) using conference ID 381460398.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing), and new system install applications in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “assume,” “expectation,” “guidance,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak
Vice President – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net Sales	$1,251,453	$1,166,749	$3,613,999	$3,338,694
Cost of sales	870,649	811,459	2,518,432	2,330,272
Gross Profit	380,804	355,290	1,095,567	1,008,422
Selling, distribution and administrative expense, including depreciation	242,879	225,888	705,403	644,978
Operating Income	137,925	129,402	390,164	363,444
Interest expense (income), net	2,447	853	4,382	(710)
Other expense (income), net	350	1,267	(703)	(1,769)
Income Before Income Taxes	135,128	127,282	386,485	365,923
Income tax expense	35,359	27,483	90,560	80,771
Net Income	$99,769	$99,799	$295,925	$285,152
Net Income Per Share - Basic	$2.68	$2.60	$7.89	$7.43
Net Income Per Share - Diluted	$2.65	$2.57	$7.79	$7.33
Average Shares Outstanding - Basic	37,223	38,322	37,527	38,383
Average Shares Outstanding - Diluted	37,684	38,847	38,002	38,920

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	June 30,
	2026	2025

Assets
Cash and cash equivalents	$171,576	$388,417
Accounts receivable, net	792,849	769,699
Inventories	526,324	505,337
Other current assets	90,457	84,020
Total current assets	1,581,206	1,747,473
Property, net	128,037	128,154
Operating lease assets, net	181,830	188,654
Identifiable intangibles, net	322,689	348,600
Goodwill	704,998	699,374
Other assets	69,951	63,289
Total Assets	$2,988,711	$3,175,544

Liabilities
Accounts payable	$303,057	$280,124
Current portion of long-term debt	18,000	—
Other accrued liabilities	215,565	246,027
Total current liabilities	536,622	526,151
Long-term debt	347,300	572,300
Other liabilities	244,746	232,573
Total Liabilities	1,128,668	1,331,024
Shareholders' Equity	1,860,043	1,844,520
Total Liabilities and Shareholders' Equity	$2,988,711	$3,175,544

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Inventories are valued at average cost, using the last-in, first-out (LIFO) method for U.S. inventories. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended March 31,

	2026	2025

Cash Flows from Operating Activities
Net income	$295,925	$285,152
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	19,472	18,433
Amortization of intangibles	30,213	25,385
Provision for losses on accounts receivable	1,095	2,652
Amortization of stock appreciation rights	4,174	3,570
Other share-based compensation expense	5,414	5,824
Changes in operating assets and liabilities, net of acquisitions	(55,310)	5,371
Other, net	18,103	(1,050)
Net Cash provided by Operating Activities	319,086	345,337
Cash Flows from Investing Activities
Net cash paid for acquisitions, net of cash acquired	(11,425)	(273,312)
Capital expenditures	(18,312)	(18,295)
Proceeds from property sales	986	1,022
Net Cash used in Investing Activities	(28,751)	(290,585)
Cash Flows from Financing Activities
Net payments under revolving credit facility	(207,000)	—
Long-term debt repayments	—	(25,106)
Interest rate swap settlement receipts	5,765	9,435
Purchases of treasury shares	(236,379)	(79,794)
Dividends paid	(53,727)	(46,159)
Payment of debt issuance costs	(1,611)	—
Acquisition holdback payments	(1,393)	(1,210)
Taxes paid for shares withheld	(12,812)	(14,332)
Net Cash used in Financing Activities	(507,157)	(157,166)
Effect of Exchange Rate Changes on Cash	(19)	(5,361)
Decrease in Cash and Cash Equivalents	(216,841)	(107,775)
Cash and Cash Equivalents at Beginning of Period	388,417	460,617
Cash and Cash Equivalents at End of Period	$171,576	$352,842

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures do not have a standard definition, it may not be possible to compare these non-GAAP financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the financial results of the Company. The Company strongly encourages investors and shareholders to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net Income	$99,769	$99,799	$295,925	$285,152
Interest expense (income), net	2,447	853	4,382	(710)
Income tax expense	35,359	27,483	90,560	80,771
Depreciation and amortization of property	6,396	6,583	19,472	18,433
Amortization of intangibles	9,884	10,218	30,213	25,385
EBITDA	$153,855	$144,936	$440,552	$409,031

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization. EBITDA is a non-GAAP financial measure which excludes items that may not be indicative of core operating results.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net Cash provided by Operating Activities	$100,110	$122,453	$319,086	$345,337
Capital expenditures	(4,734)	(7,549)	(18,312)	(18,295)
Free Cash Flow	$95,376	$114,904	$300,774	$327,042

Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures.